AT&T Reports Second-Quarter Results
Second-Quarter Consolidated Results
●	Diluted EPS of $0.51 as reported compared to $0.81 in the year-ago quarter
●	Adjusted EPS of $0.89 compared to $0.91 in the year-ago quarter
●	Consolidated revenues of $45.0 billion, up 15.3%
●	Cash from operations of $14.3 billion, up 40%
●	Capital expenditures of $5.5 billion
●	Free cash flow of $8.8 billion

Company Raises Free Cash Flow Guidance to $28 Billion Range1;
Reaffirms Remainder of 2019 Guidance:
●	Low single-digit adjusted EPS growth[2];
●	Dividend payout ratio in the 50s% range[1];
●	End-of-year net debt to adjusted EBITDA in the 2.5x range;
●	Gross capital investment in the $23 billion range[3]

Note: AT&T's second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, July 24, 2019. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, July 24, 2019 — AT&T Inc. (NYSE:T) reported solid operating results in the second quarter, including consolidated revenue growth, expanding operating income margin and record operating and free cash flow.

“We’re halfway through the year and on track to deliver on all our 2019 priorities,” said Randall Stephenson, AT&T chairman and CEO. “We continue to pay down debt and are more confident than ever that we’ll meet our yearend deleveraging goal, and we’ll take a look at buying back stock.  Our FirstNet build is not only running ahead of schedule – it’s become a driver of our wireless network leadership in speed, reliability and network performance. It also sets us up to have nationwide commercially available 5G coverage in the first half of 2020.

“On top of all this, our operating teams continue to deliver solid results. Our wireless business grew revenues, profitability and phone customers, both postpaid and prepaid. WarnerMedia delivered another strong quarter with both revenue and operating income growth. And our Entertainment Group profitability continued to stabilize, and even grow. Across the board, it was a solid quarter that puts us in position to have a really strong year.”

Second-Quarter Results
Communications Highlights
●	Mobility:
o	Recognized as the nation’s fastest[4], best[5] and most reliable[6] network
o	Service revenues up 2.4%, operating income and EBITDA growth with 355,000 phone net adds
o	144,000 postpaid smartphones net adds
●	72,000 postpaid phone net adds
o	341,000 prepaid net adds of which 283,000 were phones

●	Entertainment Group:
o	2.6% operating income growth with solid video and broadband ARPU gains
o	1.1% EBITDA growth as company targets stability
o	Focus on long-term value customer base
●	21.6 million premium TV subscribers – 778,000 net loss
●	1.3 million DIRECTV NOW subscribers – 168,000 net loss
o	AT&T TV, company’s new thin client video service, expected to begin trials in the third quarter
o	IP broadband revenue growth of 6.5%; 318,000 AT&T Fiber gains
o	Nearly 14 million customer locations passed with fiber

WarnerMedia Highlights
●	Solid revenue growth with strong operating income growth with gains in all business units
o	Original content drives strong HBO digital subscriber growth
o	HBO Max slated to launch Spring 2020
o	Strong Warner Bros. operating income growth
o	Continued Turner subscription revenue growth

Consolidated Financial Results

AT&T's consolidated revenues for the second quarter totaled $45.0 billion versus $39.0 billion in the year-ago quarter, up 15.3%, primarily due to the Time Warner acquisition (Deal closed on June 14, 2018). Declines in revenues from legacy wireline services, Vrio, domestic video and wireless equipment were more than offset by the addition of WarnerMedia and growth in domestic wireless services, strategic and managed business services, IP broadband and Xandr. Operating expenses were $37.5 billion versus $32.5 billion in the year-ago quarter, an increase of about $4.9 billion due in part to the Time Warner acquisition, partially offset by cost efficiencies and lower Entertainment Group and wireless equipment costs.

Operating income was $7.5 billion versus $6.5 billion in the year-ago quarter, primarily due to the Time Warner acquisition, with operating income margin of 16.7% versus 16.6%.  When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $9.9 billion versus $8.2 billion in the year-ago quarter, and operating income margin was 22.0% versus 21.1% in the year-ago quarter primarily due to the acquisition of Time Warner.

Second-quarter net income attributable to AT&T was $3.7 billion, or $0.51 per diluted share, versus $5.1 billion, or $0.81 per diluted share, in the year-ago quarter. Adjusting for $0.38, which includes merger-amortization costs, a non-cash actuarial loss on benefit plans, merger- and integration-related expenses and other items, earnings per diluted share was $0.89 compared to an adjusted $0.91 in the year-ago quarter.

Cash from operating activities was $14.3 billion, and capital expenditures were $5.5 billion. Capital investment – which consists of capital expenditures plus cash payments for vendor financing – totaled $6.5 billion, which includes about $1.0 billion of cash payments for vendor financing. Free cash flow — cash from operating activities minus capital expenditures — was a record $8.8 billion for the quarter.

The Company now expects:
Free cash flow guidance in the $28 billion range1
Dividend payout ratio in the 50s% range1
•
[1] Free cash flow is cash from operating activities minus capital expenditures. The increase in guidance reflects higher cash from operations driven by incremental working capital efforts. Free cash flow dividend payout ratio is dividends divided by free cash flow.

Low single-digit adjusted EPS growth2
•
[2] Adjustments include merger-related adjusted amortization costs in the range of $7.5 billion, a non-cash mark-to-market benefit plan gain/loss, merger integration and other adjustments. The mark-to-market adjustment is driven by interest rates and investment returns that are not reasonably estimable and can be a significant item. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted EPS and reported diluted EPS without unreasonable effort.

Gross capital investment in the $23 billion range3
•	[3] Excludes expected FirstNet reimbursement in the $1 billion range; includes vendor financing.

4Based on GWS OneScore Sept. 2018
5Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q2 2019
6Based on PC Mag June 2019

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands including: HBO, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim, Turner Classic Movies and others. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves nearly 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2019 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.
For more information, contact:
Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: erin.mcgrath@att.com